As filed with the Securities and Exchange Commission on March 22, 1999

                                                      Registration No. 333-69809
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                               AMENDMENT NO. 4 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                ATEC GROUP, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                      5045
            (Primary Standard Industrial Classification Code Number)

                                    13-367969
                      (I.R.S. Employee Identification No.)

                              --------------------

                                 90 Adams Avenue
                            Hauppauge, New York 11788

                                 (516) 231-2832
              (Address and telephone number of principal executive
                    offices and principal place of business)

                              --------------------

                    Surinder Rametra, Chief Executive Officer
                                ATEC Group, Inc.
                                 90 Adams Avenue
                            Hauppauge, New York 11788
                                 (516) 231-2832
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                            Michael H. Freedman, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

      Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this registration statement as determined by the selling stockholders.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                         Proposed         Proposed
                                     Amount to           Maximum          Maximum
  Title of Each Class of           Be Registered      Offering Price     Aggregate           Amount of
Securities to be Registered             (1)            Per Share(2)    Offering Price     Registration Fee
-----------------------------------------------------------------------------------------------------------

Common Stock(3)                        761,916            $6.25         $4,761,975           $1,323.83
-----------------------------------------------------------------------------------------------------------
Common Stock(4)                      5,946,000            $6.25         $37,162,500         $10,331.17
-----------------------------------------------------------------------------------------------------------
Total                                6,707,916            $6.25         $41,924,475         $11,655.00
===========================================================================================================


(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may become issuable upon exercise of stock options to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Common stock price per share calculated in accordance with Rule 457(c) of the Securities Act using the last sale price for the common stock on December 21, 1998.

(3)   Represents shares of common stock held by selling stockholders.

(4) Represents shares of common stock underlying stock options held by selling stockholders.

      We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                ATEC GROUP, INC.


                        6,707,916 shares of common stock


                                   ----------


      The selling stockholders may sell up to 6,707,916 shares of common stock, as described under the "Selling Stockholders" beginning on page 7.


      ATEC will not receive any proceeds from the sale of the common stock.

                                   ----------

      Please see the risk factors beginning on page 3 to read about certain factors you should consider before buying shares of common stock.

                                   ----------


      Our common stock is listed on the Nasdaq SmallCap Market System under the symbol ATEC. The reported last sale price on Nasdaq on March 19, 1999 was $8.00.


      The mailing address of the principal executive offices of ATEC is 90 Adams Avenue, Hauppauge, New York 11788, and the telephone number is (516) 231-2832.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is March 22, 1999

                                      ATEC

      We provide a full line of computer and information technology products and services to business, professionals, government agencies and educational institutions. Our principal business includes the design and installation of computer systems. We provide end-to-end solutions by acting as the single source for purchases, custom configuration and design of computer systems, delivery and installation. We are capable of providing most of the needs of businesses and consumers, including high speed data transmission, local and wide area networks, video conferencing and Year 2000 solutions.

      We offer a full spectrum of services and support, which we believe is of critical importance to our customers. The integration of networks, multimedia, video conferencing, high volume storage information and communication systems, has, in our opinion, necessitated technical support and continued client relations after the initial purchase. We believe that most consumer and business users do not possess the time to investigate and locate the various computer components necessary to establish an integrated computer system. We therefore strive to service all of our clients' technology needs in a cost effective manner.

      Our marketing strategy is to educate business clients as to our ability to provide a "one-stop solution" to all computer needs from the initial purchase and installation processes through required service and maintenance and future expansion requirements. Our subsidiaries are authorized sales and service dealers for all major manufacturers. We sell to our customers an extensive selection of computer products at a competitive combination of price and service. We offer over 10,000 computer products from over 500 manufacturers including IBM, Compaq, Hewlett Packard, Apple, DEC, Hughes Networks, Microsoft, Novell, Oracle, Sybase and Toshiba.

      Our corporate headquarters are located at 90 Adams Avenue, Hauppauge, New York 11788. Our telephone number is (516) 231-2832.

                                 Use of Proceeds

      We will not receive proceeds from any resale of our common stock offered in this prospectus. The proceeds to be received by us from the exercise of the stock options, assuming all of the securities are exercised, will be $48,283,440. We intend to use these proceeds for general corporate purposes. Pending use of the proceeds, they will be invested in short term, interest bearing securities or money market funds.

                                  Risk Factors

      You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock. This prospectus contains forward-looking statements which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements in this prospectus. The risk factors described below and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

We may not be able compete in our industry due to industry-wide price reductions of computer products.

      The microcomputer industry has been characterized by intense price reductions among major hardware and software vendors. During the past several years all major hardware vendors have instituted aggressive price reductions in response to lower component costs and discount pricing by microcomputer manufacturers. Since many of these products are similar to ours, we must be able to match these price cuts. We may not be able to continue to compete effectively in this industry given these intense price reductions. If our competitors continue to reduce prices or develop other pricing or distribution strategies, our business may be negatively effected. Further, our current rate of revenue growth may not continue in the future and our future operations may not be profitable.




We must constantly adapt to rapid technological change.

      Our industry is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements, and changing customer demands. Our success will depend, in part, on our ability to adapt to these changes and developments. We must maintain adequate financial and technical resources in order to keep our systems and technologies from becoming incompatible or inefficient due to rapidly evolving software and computer hardware. If we are unable to adapt to these rapid changes and keep our software and hardware up to date, we may not be able to maintain profitability and our operations may be negatively affected.


We are dependent on two suppliers for a substantial portion of our supplies, and two customers for a substantial portion of our revenue.

      We have two suppliers, Tech Data Corp. and Synnex Information Technologies, Inc., which together accounted for 50% of our purchases in fiscal 1998 and we have two customers, Hartford Computer Group and ACD Corp., which together accounted for 25% of our sales in fiscal 1998. The loss of these customers and/or suppliers could have a material adverse effect on our operations during the short-term until we were able to generate replacement sources, although there can be no assurance of obtaining new sources.

Our management has substantial control over us.

      Our officers and directors currently possess voting rights representing approximately 34% of our outstanding voting securities. Accordingly, our current management is able to exercise substantial control over us, including influencing the election of our directors, and to approve significant corporate transactions, including key mergers and acquisitions and subsequent financing transactions. Management will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer of us or our securities. Accordingly, if you purchase our common stock, you may have no effective voice in our management.



We are dependent on Surinder Rametra.


      Our success is largely dependent on the personal efforts of Surinder Rametra. Although we have entered into employment agreements with Mr. Rametra, the loss of his services could have an adverse effect on our business and prospects. We do not maintain "key man" life insurance on the life of Mr. Rametra. The loss of Mr. Rametra's services, or the services of any of our key employees or officers, could negatively effect our business.


A substantial amount of our common stock is eligible for future sale.

      The market price of our common stock could drop as a result of sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur. These factors could also make it more difficult for us to raise funds through future offerings of stock. A significant number of our outstanding shares of common stock are "restricted securities" as defined in Rule 144 under the Securities Act. A substantial portion of these restricted securities have been held for more than one year as of the date of this prospectus and are therefore currently eligible for public sale in accordance with the requirements of Rule 144. Rule 144 sales must be made in accordance with certain conditions, including, limitations as to the amount of shares that may be sold in any three-month period. Rule 144 also permits a sale, without any quantity limitation, by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period.

      We cannot predict the effect that sales made under Rule 144, sales made in reliance on other exemptions under the securities laws or under registration statements may have on any then prevailing market price. Nevertheless, the possibility exists that the sale of any of these shares may have a depressive effect on the price of our securities in any public trading market.

We are susceptible to the Year 2000 risk.


      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products' year 2000 compliance, as well as specific testing of our products. The failure of products or systems maintained by third parties or our products and systems to be year 2000 compliant could cause us to incur significant expenses to remedy any problems, or seriously damage our business. We have not incurred significant costs for such purposes and we do not believe that we will incur significant costs for these purposes in the foreseeable future.

                 Where you can find more information about ATEC

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site www.atecgroup.com or at the SEC's web site http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-69809).

      (a) Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1998;

      (b) Quarterly Report on Form 10-Q for the six month period ended December 31, 1998;

      (c) the portions of our Proxy Statement for the Annual Meeting of Stockholders held on December 15, 1998 that have been incorporated by reference in our Annual Report on Form 10-K/A1;

      (d) The description of our common stock contained in our registration statement on Form S-1, Registration No. 33-2070 and on Form SB-2, Registration No. 33-54356, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of the this offering;

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ATEC Group, Inc., 90 Adams Avenue, Hauppauge, New York 11788, telephone number (516) 231-2832.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make offers of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                            The Selling Stockholders


      This prospectus relates to the proposed resale by the selling stockholders of up to 6,707,916 shares of common stock. The following table sets forth as of March 22, 1999 certain information with respect to the selling stockholders. None of these persons have had a material relationship with or have held any position or office with us within the past three years, except for Carl Jones and Rita Dozal, both of whom are officers of Logix Solutions, Inc., our wholly owned subsidiary. For purposes of this table, a person or group of persons is deemed to own shares of common stock which they have the right to acquire within 60 days of March 22, 1999. We believe, based on information supplied by these persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock they own.

                                 Securities                         Securities
                                 Owned Prior          Securities      Owned
                                 to Offering           Offered    After Offering
Name of Selling                  -----------           -------    --------------
Stockholders                Common Stock  Options    Common Stock  Amount   %
------------                ------------  -------    ------------  ------  ---

Gary Patterson                  10,000           0       10,000       0     0

John R. Serafini, Jr            10,000           0       10,000       0     0

Norton D. Weiner                10,000           0       10,000       0     0
Cheri Housman                    4,445           0        4,445       0     0
Carl Jones                     110,000   1,474,200    2,718,200(1)    0     0
Carla C. de Baca                 7,000           0        7,000       0     0
Jesse and Dione Lenz JT          1,000           0        1,000       0     0
Michelle O'Mahoney              17,600     163,800      307,400(2)    0     0
James Peterson                  12,600     163,800      302,400(2)    0     0
Monica Wright                    4,000           0        4,000       0     0
Elwood Jones                     2,200           0        2,200       0     0
Eileen Matzen                    2,200           0        2,200       0     0
Vimonh Chittarath                2,500           0        2,500       0     0
Keith Backes                     1,000           0        1,000       0     0
Jan K. Lorenzo                      35           0           35       0     0
Dozal & Associates, Inc.        10,000           0       10,000       0     0
Frank F. Dozal                  66,700     737,100    1,370,800(3)    0     0
Rita Dozal                      56,700     737,100    1,360,800(3)    0     0
Mark M. Soane and                5,898           0        5,898       0     0
 Sarah R. Soane JT
Guardian Ventures, Inc.         11,792           0       11,792       0     0
S.R.T.B., LLC                  117,925           0      117,925       0     0
B.A.T.B., LLC                  117,925           0      117,925       0     0
Brian Ellis                        200           0          200       0     0

                               Securities                           Securities
                               Owned Prior          Securities        Owned
                               to Offering       Offered herein   After Offering
Name of Selling                -----------       --------------   --------------
Stockholders              Common Stock  Options    Common Stock    Amount   %
------------              ------------  -------    ------------    ------  ---
Michael Golden                16,041          0        16,041         0     0
Ben Lichtenberg               15,316          0        15,316         0     0
Steven Schwartz                6,220          0         6,220         0     0
John Elwyn                     2,073          0         2,073         0     0
Bruce Mahon                      829          0           829         0     0
Michael Silverman              1,037          0         1,037         0     0
Craig Samuels                  1,037          0         1,037         0     0
Jonathan Rich                 10,995          0        10,995         0     0
Anthony Guglieri                 706          0           706         0     0
Glen Merendino                   706          0           706         0     0
Vincent Chieco                   706          0           706         0     0
Bill McCormack                   353          0           353         0     0
Joe Candela                      353          0           353         0     0
Joe Spinello                     706          0           706         0     0
Agnes Tavoulareas                706          0           706         0     0
Josh Bismuth                     706          0           706         0     0
David Rich                       706          0           706         0     0
Sanford Greenberg              1,000          0         1,000         0     0
Continental Capital Corp.       --      150,000       150,000(4)      0     0
M.H. Meyerson & Co., Inc.    120,000          0       120,000         0     0

(1) Includes (a) stock options to purchase 340,200 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10, 1999 at an exercise price of $4.74 per share; (b) stock options to purchase 1,134,000 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10, 1999 at an exercise price of $7.50 per share; and (c) stock options to purchase 1,134,000 shares of our common stock during the period commencing March 31, 1999 and expiring December 31, 2000 at an exercise price of $10.00 per share.

(2) Includes (a) stock options to purchase of 37,800 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10, 1999 at an exercise price of $4.74 per share; (b) stock options to purchase 126,000 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10, 1999 at an exercise price of $7.50 per share; and (c) stock options to purchase 126,000 shares of our common stock during the period commencing March 31, 1999 and expiring December 31, 2000 at an exercise price of $10.00 per share.

(3) Includes (a) stock options to purchase 170,100 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10,

      1999 at an exercise price of $4.74 per share; (b) stock options to purchase 567,000 shares of our common stock exercisable during the eighteen month period commencing April 10, 1998 and expiring October 10, 1999 at an exercise price of $7.50 per share; and (c) stock options to purchase 567,000 shares of our common stock during the period commencing March 31, 1999 and expiring December 31, 2000 at an exercise price of $10.00 per share.

(4) Represents stock options to purchase of 150,000 shares of our common stock exercisable during the one year period commencing March 11, 1998 and expiring March 11, 1999. 100,000 of the stock options are exercisable at $4.00 per share, and 50,000 exercisable at $5.00 per share.

                              Plan of Distribution

      The selling stockholders may offer and sell the common stock from time to time at their discretion. They can sell their shares on Nasdaq or in the over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices.

      Sales of selling stockholders' common stock may also be made in accordance with Rule 144 under the Securities Act, where applicable. The selling stockholders' shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. ATEC will receive no proceeds from the sale of common stock by the selling stockholders.

      From time to time each of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares of common stock to lenders, family members and others and each of these persons will be deemed to be a "Selling Stockholder" for purposes of this prospectus. The number of selling stockholders' shares of common stock beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares of common stock will decrease as and when they take these actions. The plan of distribution for selling stockholders' shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

      Under applicable rule and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day, 5 business days, if our public float is less than $25 million or its average daily trading volume is less than $100,000, prior to that person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

      We are bearing all costs relating to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder selling shares of common stock.

                          Transfer Agent and Registrar

      Our transfer agent and registrar for our common stock is North American Transfer Company, 147 W. Merrick Road, Freeport, New York 11520.

                                  Legal Matters

      The legality of the shares offered hereby has been passed upon for us by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

      Our consolidated financial statements incorporated by reference in this registration statement, have been incorporated in this prospectus in reliance on the reports of Weinick Sanders Leventhal & Co., LLP, independent accountants, and given upon the authority of the firm as experts in accounting and auditing.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, We have been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

================================================================================

      No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of this date

                                TABLE OF CONTENTS

                                                                            Page

Summary........................................................................2
Use of Proceeds................................................................2
Risk Factors...................................................................3
Where you can find
  more information about ATEC..................................................6
The Selling Stockholders.......................................................7
Plan of  Distribution..........................................................9
Transfer Agent................................................................10
Legal Matters.................................................................10
Experts.......................................................................10
Disclosure of Commission Position.............................................10

                                   ----------

================================================================================

================================================================================


                               6,707,916 SHARES OF

                                  COMMON STOCK

                                ATEC GROUP, INC.

                                ----------------

                                   PROSPECTUS

                                ----------------

                               ____________, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


   SEC Registration Fee                                            $11,655
   Printing Expenses                                               $ 1,000*
   Legal Fees and Expenses                                         $ 5,000*
   Accounting Fees and Expenses                                    $ 1,000*
   Transfer Agent Fees                                             $
   Miscellaneous Expenses                                          $ 1,000*
      TOTAL                                                        $19,655*


----------
*     Estimated

      The Selling Security Holders will not be paying any portion of the foregoing expenses of issuance and distribution.

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the General  Corporation  Law of the State of Delaware  and
Article 7 of the Company's Articles of Incorporation contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation require the Company to indemnify such persons to the full extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

      The Company's Articles of Incorporation also provided that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of direct or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company may seek to obtain directors' and officers' liability insurance.

Item 16.  Exhibits

5.1* Opinion of Silverman, Collura, Chernis & Balzano, P.C., special counsel for the Registrant, as to the legality of the securities being registered.

23.1 Consent of Weinick Sanders Leventhal & Co., LLP, Certified Public Accountants.

23.2* Consent of  Silverman,  Collura,  Chernis & Balzano,  P.C.  (contained  in
      Exhibit 5.1).

* Previously filed.

Item 17.  Undertakings.

      (a) Rule 415 Offerings.

      The undersigned small business issuer hereby undertakes that it will:

      (1) File, during the period required by Rule 415, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  Reflect  in  the   prospectus   any  facts  or  events  which,
            individually or together, represent a fundamental change in the information in the Registration Statement; and

            (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Request for acceleration of effective date.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

      (c) Reliance upon Rule 430A under the Securities Act.

      The undersigned small business issuer hereby undertakes that it will:

            (1) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

            (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      Pursuant to the requirement of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, in Hauppauge, New York on March 22, 1999.


                                     ATEC GROUP INC.

                                     By: /s/Surinder Rametra
                                         ---------------------------------------
                                         Surinder Rametra, Chairman and CEO

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with ATEC Group, Inc. and on the dates indicated.

                                   SIGNATURES

Signature                                 Title                        Date
---------                                 -----                        ----


s/Surinder Rametra               Chairman of the Board            March 22, 1999
--------------------------       of Directors and CEO
Surinder Rametra,                (Principal Executive Officer)
 as attorney-in-fact

*                                Chief Financial Officer          March 22, 1999
--------------------------       (Principal Financial
James Charles                    and Accounting Officer)

*                                Chief Operating Officer          March 22, 1999
--------------------------       and Director
Ashok Rametra

*                                Director                         March 22, 1999
--------------------------
George Eagan

*                                Director                         March 22, 1999
--------------------------
David Reback


      * Surinder Rametra as attorney-in-fact.